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                                                                                            Exhibit 12
                          Hospitality Properties Trust
                      Computation of Ratio to Fixed Charges
                      (in thousands, except ratio amounts)


                                             For the Period
                                            February 7, 1995
                                             (inception) to        For the Year           For the Year
                                              December 31,        ended December         ended December
                                                   1995               31, 1996               31, 1997

Income                                           $11,349             $51,664                 $59,153
Fixed Charges                                      5,063               5,646                  15,534
                                                 -------             -------                 -------

Adjusted Earnings                                $16,412             $57,310                 $74,687
                                                 =======             =======                 =======


Fixed charges:
   Interest on indebtedness and amortizaton of
   deferred finance cost                         $ 5,063             $ 5,646                 $15,534
                                                 -------             -------                 -------

Total Fixed Charges                              $ 5,063             $ 5,646                 $15,534
                                                 =======             =======                 =======

Ratio of Earnings to Fixed Charges                 3.24x              10.15x                   4.81x
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